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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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ADC Telecommunications, Inc.

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ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

ADC TELECOMMUNICATIONS, INC.

January 25, 2005

DEAR ADC SHAREOWNER:

You cordially are invited to attend the Annual Shareowners’ Meeting of ADC Telecommunications, Inc., which will be held in the Auditorium at ADC’s World Headquarters on Tuesday, March 1, 2005, at 9:00 a.m. Central Standard Time. ADC’s World Headquarters is located at 13625 Technology Drive, Eden Prairie, Minnesota 55344. Details of the business to be conducted at the annual meeting are given in the attached notice of annual shareowners’ meeting.

If you do not plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope, or follow the instructions on the proxy card for voting via telephone or the internet. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

John A. Blanchard III
Non-executive Chairman of the Board

Eden Prairie, Minnesota

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, please complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope (to which no postage is required if mailed in the United States). For alternative voting methods, please refer to the information under the captions “Vote by Internet” and “Vote by Phone” on the proxy card.

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ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

NOTICE OF ANNUAL SHAREOWNERS’ MEETING
TO BE HELD MARCH 1, 2005

TO THE SHAREOWNERS OF ADC TELECOMMUNICATIONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Shareowners’ Meeting of ADC Telecommunications, Inc. will be held at the Auditorium of the World Headquarters of ADC Telecommunications, Inc., 13625 Technology Drive, Eden Prairie, Minnesota 55344, on Tuesday, March 1, 2005, at 9:00 a.m. Central Standard Time, for the purpose of considering and acting upon:

(1)	The election of four directors for terms expiring in 2008, the election of two directors for terms expiring in 2006, and the election of one director for a term expiring in 2007;

(2)	To act on a shareowner proposal relating to our shareowner rights plan;

(3)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2005; and

(4)	To transact such other business as may come properly before the meeting or any adjournment thereof.

Shareowners of record at the close of business on January 12, 2005, are the only persons entitled to notice of and to vote at the meeting.

Your attention is directed to the attached proxy statement. If you do not expect to be present at the meeting, you may submit your proxy by voting on the internet or by telephone by no later than 11:59 p.m. Eastern Standard Time on February 28, 2005 (as directed on your proxy card), or by completing, signing, dating and mailing the enclosed proxy card as promptly as possible. We encourage you to vote on the internet or by telephone in order to reduce our mailing and handling expenses. If you choose to return the proxy card by mail, we have enclosed an envelope addressed to ADC for which no postage is required if mailed in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. PFLAUM
Vice President, General Counsel and Secretary

January 25, 2005

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ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080

PROXY STATEMENT

ANNUAL SHAREOWNERS’ MEETING
TO BE HELD ON MARCH 1, 2005

This proxy statement has been prepared on behalf of the Board of Directors of ADC Telecommunications, Inc. in connection with the solicitation of proxies for our Annual Shareowners’ Meeting to be held on Tuesday, March 1, 2005, and at any and all adjournments of the annual meeting. The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Shareowners’ Meeting and this proxy statement, is being paid by ADC. In addition, we will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of our common stock on the record date specified below, bear their reasonable expenses for mailing copies of these materials to the beneficial owners of these shares. We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist in the solicitation of proxies and provide related informational support, for a services fee and the reimbursement of customary out-of-pocket expenses that are not expected to exceed $17,000 in the aggregate. In addition, officers and other regular employees of ADC may solicit proxies in person or by telephone or facsimile, but will receive no extra compensation for these services. This proxy statement and the accompanying form of proxy card are first being mailed to shareowners on or about January 25, 2005.

Shareowners of record on January 12, 2005, are the only persons entitled to notice of and to vote at the annual meeting. As of that date, there were 810,457,864 issued and outstanding shares of our common stock, the only outstanding voting securities of ADC. Each shareowner is entitled to one vote for each share held and there is no cumulative voting.

Shareowners can vote their shares through the internet or by toll-free telephone call as an alternative to completing the enclosed proxy card and mailing it to ADC. The procedures for internet and telephone voting are described on the proxy card. The internet and telephone voting procedures are designed to verify shareowners’ identities, allow shareowners to give voting instructions and confirm that their instructions have been recorded properly. Shareowners who vote through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers, and that these costs must be borne by the shareowner. Shareowners who vote by internet or telephone need not return a proxy card by mail.

Whether shareowners submit their proxies by mail, telephone or the internet, a shareowner may revoke a proxy prior to its exercise by sending a written notice of revocation or submitting another proxy with a later date (either by mail, telephone or the internet) at any time prior to the date of the annual meeting or by voting in person at the annual meeting. Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareowner giving the proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2004, certain information with respect to all shareowners known by us to have been beneficial owners of more than five percent of our common stock, and information with respect to our common stock beneficially owned by our directors, our executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation” below and all of our directors and executive officers as a group. Except as otherwise indicated, the shareowners listed in the table have sole voting and investment power with respect to the common stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Alliance Capital Management, L.P. c/o AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	72,742,536	[1]	8.98%
Robert E. Switz	3,424,592	[2,4]	*
Gokul V. Hemmady	334,272	[2,4]	*
Michael K. Pratt	586,107	[2,4]	*
Patrick D. O’Brien	339,719	[2,4]	*
JoAnne M. Anderson	987,585	[2,4]	*
Ronald A. Lowy	0		*
Jeffrey A. Quiram	433,005	[2,4]	*
John J. Boyle III	1,035,558	[3]	*
John A. Blanchard III	428,879	[3]	*
John D. Wunsch	300,000	[3]	*
Jean-Pierre Rosso	368,896	[3]	*
B. Kristine Johnson	382,537	[3]	*
James C. Castle	176,352	[3]	*
Larry W. Wangberg	172,764	[3]	*
Mickey P. Foret	67,083	[3]	*
Lois M. Martin	40,000	[3]	*
J. Kevin Gilligan	40,000	[3]	*
John Rehfeld	40,000	[3]	*
William R. Spivey	40,000	[3]	*
All executive officers and directors as a group (21 persons)	10,386,786	[5]	1.28%

*	Less than 1%.

[1]	Based on information in a Form 13F for the quarter ended September 30, 2004, filed by AXA Financial, Inc. on behalf of Alliance Capital Management L.P.

[2]	Includes (a) shares issuable pursuant to stock options exercisable within 60 days after December 31, 2004 and (b) shares held in trust for the benefit of the executive officers pursuant to our Retirement Savings Plan, which we call the “401(k) Plan” in this proxy statement, respectively: for Mr. Switz, (a) options to purchase 2,357,094 shares and (b) 41,348 shares; for Mr. Hemmady, (a) options to purchase 224,537 shares and (b) 1,448 shares; for Mr. Pratt, options to purchase 420,827 shares; for Mr. O’Brien, (a) options to purchase 212,816 shares and (b) 15,892 shares; for Ms. Anderson, (a) options to purchase 879,551 shares and (b) 22,703 shares; and for Mr. Quiram, (a) options to purchase 198,626 shares and (b) 88,476 shares.

[3]	Includes shares issuable pursuant to options exercisable within 60 days after December 31, 2004: for Mr. Boyle, options to purchase 948,240 shares; for Mr. Blanchard, options to purchase 259,291 shares; for Mr. Wunsch, options to purchase 271,000 shares; for Mr. Rosso, options to purchase 329,696 shares; for Ms. Johnson, options to purchase 343,737 shares; for Dr. Castle, options to purchase 154,912 shares; for

Mr. Wangberg, options to purchase 167,764 shares; for Mr. Foret, options to purchase 67,083 shares; for Ms. Martin, options to purchase 40,000 shares; for Mr. Gilligan, options to purchase 40,000 shares; for Mr. Rehfeld, options to purchase 40,000 shares; and for Dr. Spivey, options to purchase 40,000 shares.

[4]	Includes shares of restricted stock issued under our Global Stock Incentive Plan that may be voted by the holders thereof but are subject to future vesting conditions and therefore cannot be transferred: for Mr. Switz, 533,334 shares; for Mr. Hemmady, 25,000 shares; for Mr. Pratt, 58,334 shares; for Mr. O’Brien, 25,000 shares; and for Ms. Anderson, 16,667 shares.

[5]	Includes (a) 7,852,050 shares issuable pursuant to stock options exercisable within 60 days after December 31, 2004; (b) 223,810 shares held in trust for the benefit of executive officers pursuant to the 401(k) Plan; and (c) 708,336 restricted shares of restricted stock issued under our Global Stock Incentive Plan that may be voted by the holders thereof but are subject to future vesting conditions and therefore cannot be transferred.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles and Code of Ethics

Our Board of Directors is committed to sound and effective corporate governance practices. The Board has adopted written Principles of Corporate Governance, which govern the composition of the Board, Board meetings and procedures and the standing committees of the Board. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Governance Committee, and Finance and Strategic Planning Committee. Each of these committees has a written charter. Our Principles of Corporate Governance and the charters for each of our standing committees are available for review on our website at www.adc.com/investorrelations/corporategovernance.

Our Principles of Corporate Governance provide that a majority of our directors and all members of our Audit Committee, Compensation Committee and Governance Committee will be independent. Currently, we have a Non-executive Chairman of the Board who is not an officer of ADC. Our Board makes an annual determination regarding the independence of each Board member under “independence” standards established by The NASDAQ Stock Market®. Our Board of Directors has determined that all of our directors are independent under these standards, except for Robert E. Switz, who serves as our President and Chief Executive Officer.

During fiscal 2004, our independent directors met in an executive session of the Board without management on six occasions. Under our Principles of Corporate Governance, executive sessions of the Board are led by our Non-executive Chairman, or, in his absence, by the Chairman of the Governance Committee. In addition, at every regular meeting each of our Board’s standing committees meets in an executive session led by the chair of the committee.

We have had a Code of Business Conduct in place for many years. This code sets forth our standards for ethical behavior and legal compliance and governs the manner in which we conduct our business. In 2003, we enhanced our Code of Business Conduct through the adoption of a new Financial Code of Ethics applicable to all directors, officers and employees. A copy of our Code of Business Conduct and Financial Code of Ethics can be found on our website at www.adc.com/investorrelations/corporategovernance.

Meeting Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, meetings of each committee on which he or she serves and our annual meeting of shareowners. All of our current directors who were serving on the Board at the time of our 2004 annual meeting attended that annual meeting. During fiscal 2004, the Board of Directors held 11 meetings. Each of our directors attended at least 75% of the aggregate of the total number of these meetings that were convened while he or she was a director plus the total number of meetings of all committees of the Board on which he or she served.

Standing Committees

The Audit Committee has sole authority to appoint, review and discharge our independent registered public accounting firm. The Audit Committee also reviews and approves in advance the services provided by our independent registered public accounting firm, oversees the internal audit function, reviews our internal accounting controls and administers our Code of Business Conduct. The Audit Committee is composed of Ms. Martin and Messrs. Blanchard, Foret, Wangberg and Wunsch, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Mr. Foret is the Chairman of the committee. The Board has determined that Messrs. Blanchard and Foret and Ms. Martin meet the requirements for “audit committee financial expert” under rules adopted by the United States Securities and Exchange Commission. During fiscal 2004, the Audit Committee held seven meetings. The Audit Committee has determined to engage Ernst & Young LLP as independent registered public accounting firm for fiscal year 2005 and is recommending that our shareowners ratify this appointment at our annual meeting. The report of our Audit Committee is found on page 26 of this proxy statement.

The Compensation Committee determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans. The Compensation Committee is currently composed of Ms. Johnson and Messrs. Blanchard, Gilligan, Rosso and Wunsch, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Mr. Rosso is the Chair of the committee. During fiscal 2004, the Compensation Committee held six meetings. The report of our Compensation Committee on executive compensation is found on page 10 of this proxy statement.

The Governance Committee reviews and makes recommendations to the Board of Directors regarding nominees for director, establishes and monitors compliance with our Principles of Corporate Governance and conducts an annual review of the effectiveness of our Board and the performance of our Chief Executive Officer. The Governance Committee will consider qualified director nominees recommended by shareowners. Our process for receiving and evaluating Board member nominations from our shareowners is described below under the caption “Nominations.” The Governance Committee is currently composed of Dr. Castle, Ms. Johnson and Dr. Spivey, and Messrs. Rehfeld and Wangberg, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Dr. Castle is the Chairman of the committee. During fiscal 2004, the Governance Committee held nine meetings.

The Finance and Strategic Planning Committee assists the Board with respect to corporate and financing strategies, evaluates acquisition and divestiture transactions, and reviews and recommends changes to ADC’s capital structure. The Finance and Strategic Planning Committee is composed of Mses. Johnson and Martin and Messrs. Boyle, Foret and Gilligan, all of whom are “independent” under the current NASDAQ Stock Market listing standards. Ms. Johnson is the Chair of the committee. During fiscal 2004, the Finance and Strategic Planning Committee held six meetings.

Shareowner Communications with Board

The Board of Directors has implemented a process by which our shareowners may send written communications to the Board. Any shareowner desiring to communicate with the Board, or one or more of our directors, may send a letter addressed to the ADC Board of Directors, c/o ADC Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440. The Corporate Secretary has been instructed by the Board to forward promptly all such communications to the Board or to the individual Board members specifically addressed in the communication.

Nominations

Our Governance Committee is the standing committee responsible for selecting the slate of director nominees for election by shareowners. The committee recommends these nominees to the full Board for approval. All director nominees approved by the Board and all directors appointed to fill vacancies created between our annual meetings of shareowners are required to stand for election by our shareowners at the next annual meeting.

During fiscal 2004, our Governance Committee utilized the services of a third party search firm to assist in the identification and evaluation of Board member candidates. The committee may engage such firms to provide such services in the future, as it deems necessary or appropriate.

Our Governance Committee determines the selection criteria and qualifications for director nominees. Minimum standards for director nominees are set forth in our Principles of Corporate Governance. A candidate must possess the ability to apply good business judgment and properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience in senior levels of responsibility in their chosen fields, and have the ability to grasp complex business and financial concepts and communications technologies. In general, candidates will be preferred who hold a senior level position in business, finance, law, education, research or government. The Governance Committee considers these criteria in evaluating nominees recommended to the Governance Committee by shareowners. When current Board members are considered for nomination for reelection, the Governance Committee also takes into consideration their prior ADC Board contributions, performance and meeting attendance records.

The Governance Committee will consider qualified Board candidates for possible nomination that are submitted by our shareowners. Shareowners wishing to make such a submission may do so by sending the following information to the ADC Governance Committee, c/o ADC Corporate Secretary at the above address: (1) name of the candidate and a resume or brief biographical summary; (2) contact information for the candidate and evidence of the candidate’s willingness to serve as a director if elected; and (3) a signed statement regarding the submitting shareowner’s status as a shareowner and the number of shares currently held by such shareowner.

The Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume or biographical sketch, his or her willingness to serve as a director and other information obtained by the committee. Each proposed nominee is evaluated against the criteria set forth above and the specific needs of ADC. Based upon the preliminary assessment, those candidates who appear best suited to be directors of ADC may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information obtained during this process, the Governance Committee determines which nominees to recommend to the Board for submission to our shareowners at the next annual meeting. The Governance Committee uses the same process for evaluating all proposed nominees, regardless of the original source of the candidate.

No candidates for director nominations were submitted to the Governance Committee by any shareowner in connection with the 2005 annual meeting. Any shareowners desiring to present a nomination for consideration by the Governance Committee prior to our 2006 annual meeting must do so by September 27, 2005, in order to provide adequate time for the Committee to duly consider the nominee while complying with our bylaws.

Compensation of Directors

Compensation for nonemployee directors is paid on a calendar year rather than a fiscal year basis. Our President and Chief Executive Officer, who is also a director, does not receive any extra compensation for serving as a director. Compensation for directors consists of a combination of cash payments and annual stock option and restricted stock unit awards. In 2004, nonemployee directors received an annual retainer of $25,000. Directors also received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, the Non-executive Chairman of the Board receives an annual retainer of $100,000, the director who acts as Chairman of the Audit Committee receives an annual retainer of $7,500 and directors who act as Chairs of the remaining Board committees receive an annual retainer of $5,000.

Annual retainers and fees for Board and Board committee participation were eligible to be deferred pursuant to our Compensation Plan for Nonemployee Directors. In 2004, directors could elect to defer their cash compensation into a deferred cash account or exchange their cash compensation for restricted stock units subject to forfeiture under our Global Stock Incentive Plan. The restricted stock units would vest on the first business day of the calendar year following the year for which the cash compensation was deferred, have a fair market value equal to the amount of the deferred fees on the date of the grant and be issuable upon the director’s retirement or resignation. Interest is paid on amounts deferred in the deferred cash account based on the prime commercial rate of Wells Fargo Bank N.A.

For calendar year 2004, one director elected to exchange all or a portion of his fees for restricted stock units. No directors elected to defer all or a portion of their fees into a deferred cash account.

In addition to cash compensation, each of our nonemployee directors received an annual option grant to acquire 25,000 shares of common stock and an annual grant of restricted stock units with a value of $25,000 under our Global Stock Incentive Plan unless they joined the Board during the year. Directors who joined the Board in 2004 received an initial option grant to purchase 40,000 shares upon becoming a Board member and a grant of restricted stock units with value equal to a pro rata portion of the $25,000 value received by existing directors. The pro ration was based on the number of months left in the calendar year when the director joined the Board. The options have an exercise price equal to the fair market value of our common stock on the date of grant and a term of ten years.

For calendar year 2005, our compensation program for directors will be the same as the program in effect during calendar year 2004. However, the number of shares granted as stock options will change in light of changes in the market price of our common stock.

ELECTION OF DIRECTORS

The number of directors currently serving on our Board of Directors is 13. The directors are divided into three classes. The members of each class are elected to serve three-year terms, with the term of office of each class ending in successive years. James C. Castle, Mickey P. Foret and John D. Wunsch are the directors currently in the class with a term expiring at the annual meeting. Following the recommendation of our Governance Committee, our Board of Directors has nominated Messrs. Foret, Wunsch and Dr. Castle for election to the Board at the annual meeting for terms expiring at the annual shareowners’ meeting in 2008.

In addition to the nominees named above, our Board of Directors is nominating Lois M. Martin as a director of ADC for a term expiring at the annual shareowners’ meeting in 2006, John Rehfeld for a term expiring in 2006, William R. Spivey for a term expiring in 2007 and J. Kevin Gilligan for a term expiring in 2008. Ms. Martin was appointed as a director by the Board effective March 2, 2004, and Mr. Gilligan, Mr. Rehfeld and Dr. Spivey were appointed effective September 1, 2004. Under ADC’s Restated Articles of Incorporation, a director appointed by the Board of Directors must stand for election at the first annual shareowners’ meeting following such director’s appointment to the Board. Consequently, these individuals are all nominees for election at the annual meeting.

The Board of Directors recommends that you vote FOR the above-named nominees for election as directors. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect these nominees.

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The seven nominees receiving the highest number of votes will be elected. Shares represented by proxies as to which the authority to vote for a nominee has been withheld will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the numbers of votes cast, but will be deemed not to have been voted in favor of the candidate with respect to whom the proxy authority has been withheld. In the unlikely event that the nominees are not candidates for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Set forth below is information regarding the nominees to the Board of Directors and the other incumbent directors who will continue to serve after the annual meeting.

Name	Age	Nominee or Continuing Director and Term
James C. Castle, Ph.D.	68	Director and nominee with term expiring in 2008
Mickey P. Foret	59	Director and nominee with term expiring in 2008
J. Kevin Gilligan	50	Director and nominee with term expiring in 2008
John D. Wunsch	56	Director and nominee with term expiring in 2008
John J. Boyle III	58	Director with term expiring in 2007
Larry W. Wangberg	62	Director with term expiring in 2007
William R. Spivey, Ph.D.	58	Director and nominee with term expiring in 2007
Robert E. Switz	58	Director with term expiring in 2007
John A. Blanchard III	62	Director with term expiring in 2006
B. Kristine Johnson	53	Director with term expiring in 2006
Lois M. Martin	42	Director and nominee with term expiring in 2006
John E. Rehfeld	64	Director and nominee with term expiring in 2006
Jean-Pierre Rosso	64	Director with term expiring in 2006

Dr. Castle has been a director of ADC since 1994. He has served as President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of directors consulting services since 2001. He was formerly the Chairman of the Board and Chief Executive Officer of DST Systems of California, Inc. (formerly USCS International, Inc.), a position he held from August 1992 to April 2002. DST Systems of California is a worldwide provider of computer services to the cable industry and a provider of billing services to the cable, telephony, financial services and utility industries. From 1991 to 1992, Dr. Castle was President of Teradata Corporation, until that company merged with NCR Corporation, a subsidiary of AT&T. From 1987 to 1991, Dr. Castle was Chairman of the Board, President, Chief Executive Officer and a director of Infotron Systems Corporation. Dr. Castle is also a director of the PMI Group, Inc., Southwest Water Company, Inc., and VeriFone, Inc.

Mr. Foret has been a director of ADC since February 2003. From September 1998 to September 2002, Mr. Foret served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., a commercial airline company. From September 1998 to September 2002, he also served as Chairman and Chief Executive Officer of Northwest Airlines Cargo Inc., a subsidiary of Northwest Airlines that specializes in cargo transport. From May 1998 to September 1998 he served as a Special Projects Officer of Northwest Airlines, Inc. Prior to that time he served as President and Chief Operating Officer of Atlas Air, Inc. from June 1996 to September 1997 and as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. from September 1993 to May 1996. Mr. Foret previously held other senior management positions with various companies including Northwest Airlines, Continental Airlines Holding, Inc. and KLH Computers, Inc. Mr. Foret also serves as a director of URS Corporation, Mair Holdings, Inc. and various of funds managed by First American Funds.

Mr. Gilligan has been a director of ADC since September 1, 2004. Mr. Gilligan was recently appointed President and Chief Executive Officer of United Subcontractors, Inc., a nationwide specialty construction contractor. Prior to joining United Subcontractors, Inc., Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Division of Honeywell International from 2001 to 2004. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan also serves as a director of Graco Inc.

Mr. Wunsch has been a director of ADC since 1991. Mr. Wunsch is the President of Harris MyCFO, a part of the complete wealth management solution of Harris Private Bank. From March 2002 until June 2003, he was Senior Vice President with Harris Trust and Savings Bank and head of their Private Wealth Group. Mr. Wunsch was an independent consultant in the financial services industry from December 2001 to

March 2002. He was President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory company, from January 1997 to December 2001. From 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory company.

Mr. Boyle has been a director of ADC since November 1999. Mr. Boyle most recently served as President and Chief Executive Officer of Equallogic, Inc., a company dedicated to developing networked storage by building intelligent storage solutions that extend the benefits of consolidated storage throughout the enterprise, from 2003 to 2004. From April 2000 to July 2003, Mr. Boyle served as Chief Executive Officer of Cogentric, Inc., a provider of solutions to enable decision makers to evaluate and enhance their Web-based capabilities. He served as Senior Vice President of ADC from October 1999 to April 2000 following our acquisition of Saville Systems PLC. Prior to joining ADC, Mr. Boyle served as President and Chief Executive Officer of Saville Systems PLC from August 1994 to October 1999 and as Saville’s Chairman of the Board from April 1998 to October 1999. Mr. Boyle is also a director of eFunds Corp.

Mr. Wangberg has been a director of ADC since October 2001. Mr. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV (formerly ZDTV, Inc.), a cable television network focused on technology information, news and entertainment, from August 1997 until his retirement from these positions in July 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive navigation and program guide company, from February 1995 to August 1997. Mr. Wangberg is also a director of Autodesk, Inc. and Charter Communications, Inc.

Dr. Spivey has been a director of ADC since September 1, 2004. Dr. Spivey most recently served as President and Chief Executive Officer of Luminent, Inc., a fiber optics transmission products manufacturer, from July 2000 to September 2001. From 1997 to 2000, Dr. Spivey served as Network Products Group President for Lucent Technologies. He served as vice president of the Systems & Components Group at AT&T Corporation/Lucent Technologies from 1994 to 1997. Dr. Spivey also serves as a director of Novellus Systems, Inc., Lyondell Chemical Company, Raytheon Company, The Laird Group, PLC and Cascade Microtech, Inc.

Mr. Switz was appointed to serve as a director of ADC in August 2003. Mr. Switz has been President and Chief Executive Officer of ADC since August 2003. From January 1994 until August 2003, Mr. Switz served ADC as Chief Financial Officer as well as Executive Vice President and Senior Vice President. Mr. Switz also served as President of ADC’s former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Hickory Tech Corporation, Broadcom Corporation and The Telecommunications Industry Association (TIA).

Mr. Blanchard has been a director of ADC since November 1999 and has served as Non-executive Chairman of the Board since August 2003. He served as the Chairman of the Board and Chief Executive Officer of eFunds Corporation, a provider of transaction processing and risk management services, from June 2000 to September 2002. He continued to serve as a member of the Board of Directors of eFunds Corporation until his full retirement on December 31, 2002. Previously, Mr. Blanchard had served as President and Chief Executive Officer of Deluxe Corporation, a provider of paper checks and electronic banking services, from May 1995 to May 1996 and as Chairman of the Board and Chief Executive Officer of Deluxe Corporation from May 1996 to December 2000 when eFunds Corporation was spun out of Deluxe Corporation. From January 1994 to April 1995, Mr. Blanchard was Executive Vice President of General Instrument Corporation, a supplier of set boxes and systems components to the cable and satellite television industry. From 1991 to 1993, Mr. Blanchard was Chairman and Chief Executive Officer of Harbridge Merchant Services, Inc., a national credit card processing company. Prior to that, Mr. Blanchard was employed by AT&T for 25 years, most recently as Senior Vice President responsible for national business sales. Mr. Blanchard also serves as a director of Wells Fargo & Company.

Ms. Johnson has been a director of ADC since 1990. She is a Principal of Affinity Capital Management, a firm that manages venture capital partnerships. Prior to joining Affinity in 2000, Ms. Johnson was employed for

17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving as Senior Vice President and Chief Administrative Officer from 1998 to 1999. She also served as President of the Vascular business and President of the Tachyarrhythmia Management business of Medtronic from 1990 to 1997. Ms. Johnson also serves as a director of Piper Jaffray Companies, Inc.

Ms. Martin has been a director of ADC since March 2004. Ms. Martin was recently appointed Senior Vice President and Chief Financial Officer for Capella Education Company. Capella Education Company is the privately held parent company of Capella University, an accredited on-line university. From 2002 to 2004, Ms. Martin served as executive vice president and chief financial officer of World Data Products, Inc., an industry-leading provider of server, storage, network and telecom solutions worldwide. From 1993 to 2001, Ms. Martin was with Deluxe Corporation during which time she held a number of positions, including senior vice president and chief financial officer, vice president and corporate controller, vice president and controller of Deluxe Financial Services Group, vice president and controller of Paper Payment Systems Division, director of accounting services, and director of internal audit. Prior to joining Deluxe Corporation, Ms. Martin served as International Controller for Carlson Companies, a privately held, international conglomerate 1990 to 1993.

Mr. Rehfeld has been a director of ADC since September 2004. Mr. Rehfeld currently serves as an adjunct professor for the Executive MBA program at Pepperdine University in California. During 2001, prior to joining Pepperdine, Mr. Rehfeld served as Chairman and Chief Executive Officer of Spruce Technologies, Inc., a DVD authoring software company. From 1997 to 2001, Mr. Rehfeld served as Chairman and Chief Executive Officer of ProShot Golf, Inc., a privately-held company providing GPS distance measuring computers on golf carts. He served as President and Chief Executive Officer of Proxima Corporation, a multi-media projector company, from 1995 to 1997 and as President and Chief Executive Officer of ETAK, Inc., a digital map software and content company, from 1993 to 1995. Mr. Rehfeld also serves as a director of Candle Corporation, Seiko Instruments, America, Inc., Think Outside, Inc., Front Porch, Inc. and Primal Solutions, Inc.

Mr. Rosso has been a director of ADC since 1993. Mr. Rosso most recently served as Chairman of CNH Global, N.V., a manufacturer of construction and agriculture equipment from December 1999 to April 2004. Mr. Rosso was President and Chief Executive Officer of Case Corporation, a construction equipment manufacturer, from April 1994 to March 1996 and Chairman and Chief Executive Officer of Case from March 1996 to November 1999. He was Chairman and Chief Executive Officer of CNH Global from December 1999 to December 2000. Prior to joining Case Corporation, Mr. Rosso was President of the Home and Building Control division of Honeywell Inc. from 1991 to 1994 and President of Honeywell Europe in Brussels, Belgium, from 1987 to 1991. Mr. Rosso is also a director of Medtronic, Inc. and Eurazeo.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors is responsible for our executive compensation philosophy and major compensation policies. The Committee also is responsible for determining all aspects of the compensation paid to the Chief Executive Officer and reviews and approves compensation paid to the other executive officers. The Committee has access to an independent compensation consultant and to competitive compensation data. The Committee is composed entirely of “independent directors” as defined in the NASDAQ stock market rules.

The primary objectives of our executive compensation program are to:

•	Provide compensation that will attract, retain and motivate a superior executive team;

•	Motivate our executives to achieve important performance goals; and

•	Align the interests of the executive officers with those of our shareowners.

When determining compensation levels, the Committee considers company performance and compensation levels of comparable companies within the communications equipment industry. Some of these companies are included in the S&P 500 Communications Equipment Index, an industry index composed of 13 communication equipment companies that appears in the table set forth under the caption “Comparative Stock Performance” below. We believe that our executive compensation program provides an overall level of target compensation and compensation opportunity that is competitive within the communications equipment industry for companies approximating the size of ADC.

The following discussion describes our approach to executive compensation and provides commentary on each major element of the compensation program. The Committee retains the right to consider factors other than those described below in setting executive compensation levels for individual officers.

EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is composed of base salary, annual incentive compensation, long-term incentive compensation and various benefits generally available to all of our full-time employees.

Base Salary

The Committee annually reviews the base salaries of our executive officers. Base salary levels for our executives generally are targeted to be at the average of salaries paid by communications equipment and other manufacturing and high-technology companies of similar size to ADC. In determining salaries, the Committee takes into account individual skills and experience, performance during the preceding 12 months, importance of the executive to the future success of ADC and competitive salary levels for similar positions. Salaries for our executives generally fall within a band of plus or minus 25% from the average salaries paid by comparable companies.

Annual Incentive Compensation

The Management Incentive Plan, which we call the “MIP,” is our principal annual incentive program for executives. The purpose of the MIP is to provide a financial incentive to help us achieve key company and business unit financial and strategic goals. Target MIP award levels are established as a percentage of base salary and are set at levels for executives that are between the average and the 75th percentile of incentive bonuses offered by comparable companies.

The business performance goals under the MIP are established at the beginning of each fiscal year following approval of these goals by the Committee. For fiscal 2004, these goals were based on net sales and pro-forma operating income. Pro-forma operating income excludes one-time expenses that are not reflective of the on-going business. These performance goals are applied on a company-wide basis for corporate management employees. For management employees of a specific business unit, a blend of company-wide goals and business unit goals are applied to provide more focused incentive objectives.

We also applied an individual performance adjustment factor to the MIP calculation for each participant. This adjustment is applied after the incentive payment based on business performance goals is calculated. It can result in a higher or lower actual payout to an individual employee. However, the adjustments do not result in a material change to the total cost of the MIP program.

Actual MIP awards for fiscal 2004 could vary from zero to 300% of the target bonus, depending on actual performance. No MIP bonuses are paid unless certain minimum company or business unit goals are met. In fiscal 2004, ADC achieved the minimum financial goals under the plan, as did most business units. Eligible employees of the KRONE business acquired by ADC on May 18, 2004, participated in the MIP for the remaining portion of the fiscal year. Employees in business units divested prior to the end of the fiscal year were not eligible to receive awards under the MIP.

Beginning with fiscal year 2005, the maximum potential MIP award has been reduced from 300% to 200% of the target bonus. The individual performance adjustment factor has been replaced by an award pool totaling a maximum of 4% of the target costs of the MIP in order for the Committee to recognize exceptional individual performance. While the performance goals for fiscal year 2005 remain as net sales and pro-forma operating income for the consolidated company and each of its geographic regions, the product business unit performance goals are based on net sales and profit contribution margin.

We also maintain an Executive Management Incentive Plan, which we call the “Executive MIP,” for selected senior executives who could receive compensation, inclusive of incentive compensation, in excess of $1 million. The Executive MIP has been approved by shareowners and is designed so that payments under the Executive MIP, if they cause an executive’s total compensation to exceed $1 million, will be fully deductible for U.S. federal income tax purposes. If an executive participates in the Executive MIP, he or she is not eligible to participate in the regular MIP described above. For fiscal 2004, the only employee eligible for the Executive MIP was our Chief Executive Officer. The Committee administers this plan such that the business performance goals under the Executive MIP are effectively the same as the company-wide goals under the MIP. Accordingly, the award paid to Mr. Switz for fiscal year performance in 2004 under the Executive MIP was the same as if he had participated in the broader MIP.

During fiscal 2004 we also provided a Special Incentive Plan that was intended to provide an opportunity for incentive payments that are based on customized objectives for a limited number of key employees. The Chief Executive Officer is not eligible to participate in this plan. However, the Committee may approve one or more other executive officers for participation in this plan on a case-by-case basis. This plan is only made available to individuals whom senior management believes are critical to the success of particular key business objectives, subject to the Committee approval of any participants who are executive officers. This plan provides cash incentive payment opportunities, based on the achievement of individual, objectively measurable goals identified for each eligible participant. Both the participants and the individual objectives are approved in advance. An individual’s award under the Special Incentive Plan, when combined with any award under the MIP or Executive MIP, cannot exceed the individual’s maximum potential award under the MIP or Executive MIP. The maximum aggregate amount of incentive awards that could have been provided under this plan for fiscal 2004 was $0.5 million. In fiscal year 2004, two participants received awards under this plan, totaling $56,400. One of these participants was Jo Anne Anderson, an executive officer named in the compensation table on page 14 of this proxy statement. Ms. Anderson received an award of $50,000 based on achievement of goals relative to the management and disposition of the billing Software business unit, which were responsibilities in addition to her primary role as President of ADC’s Professional Services business.

Long-Term Incentive Compensation

Long-term incentives have been provided to executive officers through our equity compensation program. The primary purposes of our equity compensation program are to align executive officer compensation directly with the creation of shareowner value and, through the vesting aspect of stock-based awards, to provide a significant incentive for executives and other employees to remain in our employ.

Effective December 29, 2003, participants in the Stock Option Exchange Program approved by shareowners earlier that calendar year received stock option grants in exchange for the voluntary forfeitures of larger numbers of previously granted stock options. This is described at length in our January 26, 2004 proxy statement. Named officers in our fiscal year 2002 proxy statement and members of the Board of Directors were not allowed to participate.

For fiscal year 2004, grants provided to executive officers included a balanced mix of stock options and restricted stock units. Guidelines for the size of our grants were set in reference to levels competitive with programs in U.S. telecommunications and high-technology companies of similar size to ADC. In addition to competitive industry practice data, the Committee took into consideration the potential shareowner dilution from grants. Stock options have an exercise price equal to the fair market value of our common stock on the date of grant. Stock option grants and restricted stock units provided in 2004 generally have a 10-year term and generally vest over a four-year period as of specified dates. However, stock options granted under the special stock option exchange program had a shorter term and vesting period as fully discussed in our proxy statement dated January 26, 2004. Executive officers will benefit from stock options only if, at the time the options are exercised, the price of our common stock has appreciated over its price on the date the stock option was granted. The restricted stock unit grants provide a significant long-term retention incentive over a broad array of economic conditions.

The Committee has maintained company stock ownership targets for executive officers as a means of gaining better alignment between the interests of the executive officers and the interests of our shareowners. Commencing with fiscal 2004, the Committee modified the stock ownership targets for executive officers such that the guidelines are now expressed as a fixed number of shares. For stock option grants beginning with the annual fiscal year 2004 cycle, the Committee instituted a requirement for executive officers that until ownership targets are met, the officer must hold at least 50% of vested restricted stock units and 50% of shares received upon options exercised from these grants after reduction for the payment of taxes and the exercise costs.

Benefits

We provide medical and retirement benefits to our executives that generally are similar to those available to our employees. We also provide cash allowances to our senior executives in lieu of certain perquisites.

CHIEF EXECUTIVE OFFICER COMPENSATION

Effective August 13, 2003, we entered into a three-year employment agreement with Mr. Switz. See the section of this proxy statement captioned “Employment Agreements.” During fiscal year 2004, Mr. Switz as Chief Executive Officer was paid a salary of $550,000 and participated in the Executive MIP that, as administered, provides a target award of 100% of base salary. As a result of company financial performance and an evaluation of contributions of Mr. Switz to that performance during fiscal year 2004, Mr. Switz has received an annual incentive award of $723,195, which is equal to 131.49% of his target award for the year. As Mr. Switz was granted options and restricted stock shares upon his appointment as CEO in August 2003, he did not receive grants of options or restricted shares in fiscal 2004. Pursuant to the terms of his employment agreement and ADC practices, Mr. Switz is eligible to receive grants of stock options and restricted stock units in fiscal 2005 as part of his long-term compensation.

SECTION 162(m) POLICY

The Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage our business in the best interests of ADC and our shareowners. Under some circumstances, this practice may require us to pay compensation in excess of $1,000,000 to certain key executives. Under Section 162(m) of the U.S. Internal Revenue Code, if we pay compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table” below, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and ADC performance requirements. The Global Stock Incentive Plan and Executive MIP contain provisions approved by our shareowners so that the tax deductibility of amounts realized from the exercise of options granted under the Global Stock Incentive Plan and amounts paid under the Executive MIP will not be limited by Section 162(m). Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions we consider to be in ADC’s best interests including, where appropriate, consideration of factors other than tax deductibility.

Jean-Pierre Rosso, Chairman
John A. Blanchard III
J. Kevin Gilligan
B. Kristine Johnson
John D. Wunsch

Members
Compensation Committee

Summary Compensation Table

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the person who served as Chief Executive Officer during fiscal 2004, and our four other most highly compensated executive officers who served as executive officers as of the end of fiscal 2004. Also included are two former executive officers who left ADC prior to the end of fiscal 2004.

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Other Annual Compensation	Restricted Stock Award(s) and Unit(s)[3] ($)	Securities Underlying Options[4] (#)	LTIP Payouts ($)	All Other Compensation[5] ($)
Robert E. Switz	2004	574,000	723,195	0	0	0	0	14,519
Chief Executive Officer and President	2003	467,923	0	0	2,322,500	1,874,000	0	21,320
	2002	386,000	0	0	874,000	362,840	0	15,223

Gokul V. Hemmady	2004	264,500	226,314	0	138,134	319,078	0	7,371
Vice President and	2003	233,289	0	0	169,500	180,000	0	9,522
Chief Financial Officer	2002	212,500	0	0	245,813	75,000	0	10,487

Michael K. Pratt	2004	360,000	243,493	0	65,614	66,500	0	4,100
Vice President; President,	2003	361,384	0	0	226,000	200,000	0	0
Wireless and Wireline	2002	138,461	75,000	0	171,750	325,000	0	0

Patrick D. O’Brien	2004	241,250	174,643	0	86,334	331,381	0	9,345
Vice President; President, Global	2003	214,938	81,000	0	169,500	150,000	0	9,339
Connectivity Solutions	2002	204,784	0	0	209,760	66,000	0	12,086

JoAnne M. Anderson	2004	263,750	154,031	0	148,000	150,000	0	7,373
Vice President; President,	2003	261,125	134,000	0	113,000	160,000	0	10,942
Professional Services	2002	260,000	0	0	278,588	110,870	0	10,538

Ron A. Lowy[6]	2004	172,993	330,605	0	317,500	375,000	0	1,804,905
Former Vice President; President,	2003	0	0	0	0	0	0	0
Global Connectivity Solutions	2002	0	0	0	0	0	0	0

Jeffrey A. Quiram[6]	2004	238,375	190,742	0	51,800	235,018	0	7,118
Former Vice President;	2003	234,220	11,250	0	226,000	275,588	0	12,297
President, Wireless	2002	210,000	0	0	228,000	87,000	0	10,546

[1]	Amounts include allowances paid to the executive officers in lieu of providing them with certain perquisites.

[2]	Except as noted below, the full amount of each bonus payment was made in cash under our MIP or, in the case of Mr. Switz, our Executive MIP. For Mr. Pratt, the bonus paid in fiscal 2002 represents a hiring bonus. Mr. O’Brien’s gross bonus under the MIP for fiscal 2003 was $162,000. Mr. O’Brien elected to exchange 50% of his MIP bonus for additional stock options under the terms of our Executive Incentive Exchange Plan, which was then in effect. Pursuant to his election, Mr. O’Brien was awarded options to acquire 129,715 shares on December 30, 2003. Ms. Anderson received an award of $50,000 under our Special Incentive Plan in fiscal 2004 and an award of $104,031 under the MIP for fiscal 2004. Mr. Lowy received two partial-year bonuses from us in 2004. The first payment, in the amount of $173,993, was made by us pursuant to the terms of the KRONE (GenTek) MIP program prorated for the partial year from January 1, 2004 through May 18, 2004, as we agreed to make this payment in connection with our acquisition of the KRONE group. The second payment was in the amount of $156,612 for service from May 19, 2004 through October 31, 2004 pursuant to the terms of our MIP. Mr. Quiram’s bonus in fiscal 2003 was paid under our Special Incentive Plan.

[3]	On May 28, 2004, Mr. Lowy received an award of 125,000 restricted stock units. On March 3, 2004, Messrs. Hemmady, Pratt, O’Brien, Ms. Anderson and Mr. Quiram received awards of restricted stock units in the amounts of 46,667, 22,167, 29,167, 50,000 and 17,500, respectively. All of these awards were made under our Global Stock Incentive Plan and vest, contingent on continued employment with ADC, in one-fourth increments on each of the first, second, third and fourth anniversary dates of the grant dates. On August 29, 2003, Mr. Switz received an award of 650,000 shares of restricted stock. On November 27, 2002, Messrs. Switz, Hemmady, Pratt, O’Brien, Ms. Anderson and Mr. Quiram received awards of restricted stock in the amounts of 300,000, 75,000, 100,000, 75,000, 50,000 and 100,000, respectively. On June 28, 2002, Mr. Pratt received an award of restricted stock in the amount of 75,000 shares. On November 1, 2001, Messrs. Switz, Hemmady, O’Brien, Ms. Anderson and Mr. Quiram received awards of restricted stock in the amounts of 200,000, 56,250, 48,000, 63,750 and 63,750 shares, respectively. All of these awards were made under our Global Stock Incentive Plan and vest, contingent on continued employment with ADC, in one-third increments on each of the first, second and third anniversary dates of the grant dates. The dollar amounts for restricted stock in the above chart represent the fair market value of the shares subject to the awards on the date the awards were made. Mr. Quiram no longer holds the unvested portion of the restricted awards since he is no longer employed by us. As of October 31, 2004, the total number and value of each executive’s unvested restricted award holdings (based on the closing market price of our common stock on such date of $2.19) were: Mr. Switz, 700,000 shares and units valued at $1,533,000; Mr. Hemmady, 115,417 shares and units valued at $252,763, Mr. Pratt, 113,834 shares and units valued at $249,296, Mr. O’Brien, 95,167 shares and units valued at $208,416; and Ms. Anderson, 104,584 shares and units valued at $229,039. Messrs. Lowy and Quiram have no remaining, unvested shares since they are no longer employed by us. We have not historically paid dividends on our common stock and do not presently intend to do so. Shares subject to restricted stock awards would be eligible to receive dividend payments upon the issuance of the restricted stock grant. Shares subject to restricted stock units are not issued until the restricted stock unit vests. Only after a restricted stock unit vests are the shares subject to the unit eligible to receive dividend payments.

[4]	The options granted to Messrs. Hemmady, O’Brien and Quiram in fiscal 2002 have been cancelled in connection with their participation in the ADC Stock Option Exchange Program. Mr. Hemmady elected to exchange options to acquire 425,110 shares, and under the terms of the program, received option grants for a total of 179,078 shares. Mr. O’Brien elected to exchange options to acquire 249,417 shares, and under the terms of the program, received option grants for a total of 114,166 shares. Mr. Quiram elected to exchange options to acquire 365,907 shares, and under the terms of the program, received option grants for a total of 154,518 shares. All of these options were granted on December 29, 2003, and have an exercise price of $2.83 per share.

[5]	Reported compensation includes the following employer contributions credited under our 401(k) Plan in fiscal year 2004: $4,019 to Mr. Switz, $6,337 to Mr. Hemmady, $4,100 to Mr. Pratt, $6,442 to Mr. O’Brien, $5,570 to Ms. Anderson and $6,080 to Mr. Quiram. Reported compensation also includes the following employer contributions credited under our 401(k) Excess Plan in fiscal year 2004: $10,500 to Mr. Switz, $1,034 to Mr. Hemmady, $2,903 to Mr. O’Brien, $1,803 to Ms. Anderson and $1,038 to Mr. Quiram. Also reported is compensation associated with the termination Mr. Lowy’s employment, effective October 31, 2004. Mr. Lowy was paid $1,260,000 in severance compensation consistent with the terms of the Krone Acquisition Key Employee Retention Plan, adopted by ADC in recognition of the obligations ADC accepted in conjunction with our purchase of the Krone Group. Consistent with this Plan, Mr. Lowy was also paid $544,905 to offset the excise tax liability associated with such payments under Section 280(g) of the Internal Revenue Code. See the section of this proxy statement titled “Employment Agreements” for more information about this compensation.

[6]	Mr. Lowy stopped serving as an executive officer on September 15, 2004, and his employment with us terminated on October 31, 2004. Mr. Quiram stopped serving as an executive officer on September 15, 2004, and his employment with us terminated on November 28, 2004.

Stock Option Grants

The following tables summarize option grants to the current and former executive officers named in the Summary Compensation Table above during fiscal 2004, and the value of the options held by these individuals at the end of fiscal 2004. No stock appreciation rights, or “SARs,” are held by these individuals and no options were exercised by them during fiscal 2004.

Option Grants in Fiscal 2004

	Individual Grants						Grant Date Value
	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date		Grant Date Present Value ($)
Robert E. Switz	0		0	—	—		0

Gokul V. Hemmady	179,078	[1,4]	0.744	$2.8300	12/29/2010		$207,278	[5]
	37,262	[2]	0.1548	$2.9200	3/3/2014		$58,809	[6]
	102,738	[2]	0.4268	$2.9200	3/3/2014		$162,147	[6]

Michael K. Pratt	49,875	[2]	0.2072	$2.9200	3/3/2014		$78,716	[6]
	16,625	[2]	0.0691	$2.9200	3/3/2014		$26,239	[6]

Patrick D. O’Brien	114,166	[1,4]	0.4742	$2.8300	12/29/2010		$132,142	[5]
	129,715	[1]	0.5389	$2.8100	12/30/2013		$149,080	[6]
	21,875	[2]	0.0909	$2.9200	3/3/2014		$34,524	[6]
	65,625	[2]	0.2726	$2.9200	3/3/2014		$103,573	[6]

JoAnne M. Anderson	102,738	[2]	0.4268	$2.9200	3/3/2014		$162,147	[6]
	47,262	[2]	0.1964	$2.9200	3/3/2014		$74,592	[6]

Ronald A. Lowy	375,000	[3]	1.5579	$2.5300	—		$287,566	[7]

Jeffrey A. Quiram	154,518	[1,4]	0.6419	$2.8300	11/28/2005	[8]	$178,851	[5]
	20,125	[1]	0.0836	$2.9200	—[8]		$31,762	[6]
	60,375	[1]	0.2508	$2.9200	—[8]		$95,287	[6]

[1]	These options vested with respect to 25% of the grant on each of June 29, 2004 and December 29, 2004. The remaining shares underlying the options will vest in 25% increments on each June 29, 2005 and December 29, 2005, as long as the executive is still an employee as of these dates. The entire option will be fully vested as of December 29, 2005.

[2]	These options will vest with respect to 25% of the grant on each of March 3, 2005, March 3, 2006, March 3, 2007 and March 3, 2008, as long as the executive is still an employee as of these dates. The entire option will be fully vested as of March 3, 2008.

[3]	These options would have vested with respect to 25% of the grant on each of May 28, 2005, May 28, 2006, May 28, 2007 and May 28, 2008. Mr. Lowy’s employment with us terminated effective on October 31, 2004. Because Mr. Lowy’s employment terminated prior to November 12, 2004, all of these options expired without any portion of them having vested.

[4]	These options were granted as part of our Stock Option Exchange Program that was approved by our shareowners in fiscal 2003 and is discussed in detail in our January 26, 2004, proxy.

[5]	These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 65.97%; an expected term to exercise of 4.29 years for all stock options grants within the quarterly period; a risk-free rate of return of 2.2% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a company-wide turnover rate of 20%. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

[6]	These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 62.51%; an expected term to exercise of 4.46 years for all stock options grants within the quarterly period; a risk-free rate of return of 4.5% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a company-wide turnover rate of 20%. The actual value, if any, an executive officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized by an executive officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

[7]	These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 61.29%; an expected term to exercise of 4.37 years for all stock options grants within the quarterly period; a risk-free rate of return of 3.14% for the expected term of the option; and no dividend yield. The valuation was adjusted for risk of forfeiture in light of a company-wide turnover rate of 20%.

[8]	Mr. Quiram’s employment with us terminated on November 28, 2004. These dates represent the last date on which Mr. Quiram may exercise that portion of the option which was vested at the time of his employment termination. Any portion of the option that was unvested at the time of his employment termination will not be exercisable. Where no date is listed, no portion of the option was vested at the time of his employment termination.

Aggregated Value of Options at End of Fiscal 2004

Name	Number of Securities Underlying Unexercised Options at End of Fiscal 2004 (#) (Exercisable/Unexercisable)	Value of Unexercised In-the-Money Options at End of Fiscal 2004 ($) (Exercisable/Unexercisable)[1]
Robert E. Switz	2,044,760/1,080,835	0/0
Gokul V. Hemmady	149,767/349,311	0/0
Michael K. Pratt	360,410/231,090	0/0
Patrick D. O’Brien	116,039/365,342	0/0
JoAnne M. Anderson	852,717/216,835	0/0
Ronald A. Lowy	0/0	0/0
Jeffrey A. Quiram	223,626/291,392	0/0

[1]	Value determined by subtracting the exercise price per share from $2.19, the market value per share of our common stock as of the last day of fiscal 2004.

Pension and Retirement Plans

We maintain a Pension Excess Plan, which is intended to compensate employees designated at the discretion of our Board of Directors for the amount of benefits foregone under our former defined benefit Pension Plan (which was terminated on December 31, 1997) as a result of their participation in our Deferred Compensation Plan and the Executive Incentive Exchange Plan, and for the amount of benefits that could not be paid from the Pension Plan due to maximum benefit and compensation limitations under the Internal Revenue Code. Upon termination of employment, participants in the Pension Excess Plan receive a lump-sum payment equal to the amount of these benefits. Benefits payable under the Pension Excess Plan were frozen as of January 5, 1998, and participation in the Pension Excess Plan is limited to existing participants as of December 31, 1997. Messrs. Hemmady, Pratt, O’Brien and Lowy do not participate in the Pension Excess

Plan. The estimated annual benefits payable under the Pension Excess Plan to Mr. Switz, Ms. Anderson and Mr. Quiram upon normal retirement at age 65 are $5,485, $1,242 and $805, respectively.

Change in Control and Termination of Employment Arrangements

We maintain an Executive Change in Control Severance Pay Plan (the “Severance Plan”) to provide severance pay in the event of a “change in control” (as defined in the Severance Plan) of ADC for executive officers (including those named in the summary compensation table) and certain other high-level executives. The Severance Plan provides for severance payments to eligible employees whose employment is terminated, either voluntarily with “good reason” (as defined in the Severance Plan) or involuntarily, during the two-year period following a change in control. The amount of severance pay to be received by the Chief Executive Officer is three times such person’s annual base salary and annual target bonus, and for other eligible executives is two times their annual base salary and target bonus. The Severance Plan also provides for payment of a pro rata portion of the employee’s bonus under the MIP or other applicable incentive bonus plan for the year in which employment termination occurs to the extent that the applicable incentive plan does not otherwise mandate a payment. This pro rata amount is the higher of the pro rata target incentive or pro rata actual incentive based on financial performance during the year. Since the ADC MIP and Executive MIP incentive plans provide a potential payment to participants who are employed as of the last day of the fiscal year, the Severance Plan provides for an incentive pay payment component for terminations occurring as of the last day of the fiscal year only to the extent that the target incentive exceeds the actual payment under the incentive plan. The Severance Plan payment will be made in a lump sum upon termination of employment. Under the Severance Plan, any severance payment to an eligible executive is increased by the amount, if any, necessary to take into account any additional taxes as a result of such payments being treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code. If there had been a change in control as of the end of fiscal 2004 and the employment of the executive officers named in the summary compensation table above had been terminated, Messrs. Switz, Hemmady, Pratt, O’Brien, and Quiram and Ms. Anderson would have been entitled to receive lump-sum payments upon termination of $3,300,000, $775,000, $1,085,000, $744,000, $711,450 and $826,719 respectively, pursuant to the terms of the Severance Plan. These amounts do not take into account any increases necessary to compensate such individuals for additional taxes resulting from the application of Section 280G of the Internal Revenue Code.

In connection with our acquisition of KRONE from GenTek, Inc. (“GenTek”), we implemented a KRONE Acquisition Key Employee Retention Plan (the “KRONE Retention Plan”) that provides certain key employees who transferred their employment to us when the acquisition closed with the right to receive severance payments in the event their employment is terminated (a) by the employee for “good reason” (as defined in the KRONE Retention Plan), (b) by us other than for cause or (c) because of the employee’s death or disability. The amount of severance to be paid is equal to (a) the amount of the participant’s annual salary on the date of termination multiplied by a severance multiplier applicable to the participant and defined in a key employee retention program implemented by GenTek prior to the acquisition (the “GenTek Multiplier“), plus (b) all unused vacation time accrued by the participant as of the termination date, plus (c) all accrued but unpaid compensation earned by the participant prior to the termination date. In addition, for the period of months equal to the GenTek Multiplier multiplied by 12, the participant shall continue to be covered by all of our life, health care, medical and dental insurance plans and programs, other than disability, that the participant participated in on the termination date. Participants whose employment terminated prior to November 13, 2004, and who qualified for payment under the KRONE Retention Plan, are entitled to different benefits under the KRONE Retention Plan. Mr. Lowy was a participant in the KRONE Retention Plan and his employment was terminated prior to November 13, 2004. The terms of Mr. Lowy’s severance benefits are generally described on page 20 of this proxy statement. His termination of employment, effective October 31, 2004, created a severance benefit of $1,260,000 plus a payment of $544,905 in recognition of added taxes that he will be obligated to pay resulting from the application of Section 280G of the Internal Revenue Code.

We have other compensatory arrangements with our executive officers relating to a change in control of ADC. All stock option agreements outstanding under our employee stock option plans provide for the acceleration of exercisability of options upon a change in control (or, in certain cases, only if the optionee’s employment is terminated without cause within two years following a change in control). In addition to stock options, our Compensation Committee has granted restricted stock awards and restricted stock units to some of our executive officers. These award agreements provide for accelerated vesting of all outstanding shares of restricted stock and restricted stock units following a change in control.

The Compensation Committee also has previously approved severance guidelines for executive officers who may be terminated involuntarily without cause outside of the change-in-control context. These guidelines provide for a severance payment ranging from nine to 15 months of base salary and two months of continued employee benefits. These guidelines may be changed at any time in the discretion of the Compensation Committee. In connection with our recruitment of Mr. Pratt during fiscal 2002, we agreed to provide a severance payment of 18 months of base salary if his employment is terminated involuntarily without cause or voluntarily with good reason within three years of his start date. This individual severance commitment is coextensive with, and not in addition to, our general severance guidelines for executive officers.

Employment Agreements and Other Compensatory Arrangements with Named Executive Officers

Robert E. Switz

We entered into an employment agreement with Mr. Switz in conjunction with his appointment as Chief Executive Officer effective August 13, 2003. We considered a number of factors in entering into this agreement, including competitive practices at U.S. telecommunications and technology companies of our approximate size, our existing compensation and benefit programs, and our recent use of a combination of stock options and restricted stock to selected executives, to provide a balanced long-term retention and performance incentive as well as an opportunity to increase ownership of ADC common stock. The term of this agreement continues until August 13, 2006, and it automatically renews for successive one-year periods unless either party elects to terminate the agreement.

Mr. Switz’ agreement provides for an initial base salary of $550,000 per year and a target annual incentive bonus under our Executive MIP of 100% of base salary. The criteria for earning the bonus are set by the Compensation Committee each year. The agreement also provided for the grant of an option to acquire 1,200,000 shares with an exercise price equal to the market price of our common stock on the date of grant and a grant of 650,000 restricted shares, both of which were made on August 29, 2003. Vesting of these grants occurs over a three-year period. The agreement also provides that beginning in fiscal 2005, Mr. Switz will be eligible for additional grants of equity-based compensation in accordance with Compensation Committee determinations.

The agreement also contains non-competition and non-solicitation covenants on the part of Mr. Switz, and provides for the payment of employee benefits and certain executive perquisites.

The compensation payable to Mr. Switz in the event of his termination of employment depends on the nature of the termination as described below:

•	In the case of Mr. Switz’ death or total disability, the agreement provides for full vesting of the restricted stock and stock option awards made in August 2003, and the exercise period of the stock option awards would extend until the earlier of the third anniversary of his termination of employment or the end of the ten-year term of the option.

•	In the event that Mr. Switz voluntarily terminates his employment without ”good reason“ or if we terminate his employment for ”cause“ (both as defined in the agreement), no compensation will be provided other than the normal payment of salary already earned and other benefits to which he is legally entitled as an employee.

•	In the event that Mr. Switz terminates his employment for good reason or if we terminate his employment for reasons other than cause, Mr. Switz is entitled to (a) a lump sum cash severance equal to 200% of the base salary and target annual incentive, (b) payment of the employer portion of medical and dental premiums under COBRA for up to six months, and (c) accelerated vesting of the August 2003 stock option and restricted stock awards, in which case he would be able to exercise this stock option until the earlier of the third anniversary of his termination of employment or the end of the ten-year term of the option.

•	If Mr. Switz’ employment is terminated following a change in control, he is entitled to the benefits provided by our then-current Executive Change in Control Severance Plan, and if such benefits are paid, he is not entitled to any other payment or benefits under the employment agreement.

Ronald A. Lowy

In connection with our acquisition of the KRONE group from GenTek completed in May 2004, we entered into a series of agreements with Mr. Lowy regarding his employment. On March 24, 2004 we executed a letter agreement of employment with Mr. Lowy that became effective when we closed on the acquisition. We considered the same factors when entering into the letter agreement with Mr. Lowy that we considered when entering into Mr. Switz’ employment agreement as well as considerations relevant to the terms of the acquisition agreement with the seller of the KRONE Group. Mr. Lowy’s employment terminated with us on October 31, 2004. As such, only certain terms of the letter agreement remain in effect.

The letter agreement provided Mr. Lowy with a base salary of $360,000 per year. Under the letter agreement we also agreed to compensate Mr. Lowy under the Management Incentive Plan of GenTek for services he performed for KRONE from January 1, 2004 through the close of the KRONE acquisition on May 18, 2004. For employment after May 18, 2004, the letter agreement provided Mr. Lowy with a target annual incentive bonus under our MIP of 75% of his base salary. The letter agreement further provided for the grant of an option to acquire 375,000 shares and a grant of 125,000 shares of restricted stock units. Because Mr. Lowy’s employment with us terminated prior to November 12, 2004, no portion of either of these grants will vest.

The letter agreement also contains non-solicitation covenants on the part of Mr. Lowy that will remain in effect until October 31, 2005.

Under the letter agreement we agreed to provide Mr. Lowy with a key employee retention plan severance benefit consistent with the benefits for which he was eligible under the GenTek, Inc. Key Employee Retention Plan. Subsequent to the execution of the letter agreement we implemented the KRONE Retention Plan and provided Mr. Lowy with an individual award letter under that plan consistent with the terms of our initial agreements with Mr. Lowy and GenTek. The terms of Mr. Lowy’s award provided that Mr. Lowy would be entitled to a severance payment in the event that his employment with us was terminated (a) by us for any reason other than cause, (b) by Mr. Lowy for good reason, or (c) as a result of his death or disability. The termination of Mr. Lowy’s employment with us triggered the payment obligation under the plan. As disclosed in the Summary Compensation Table on page 14 of this proxy statement and in the description of our ”Change in Control and Termination of Employment Arrangements“ on page 18 of this proxy statement, we paid Mr. Lowy a lump sum cash payment of $1,804,905. This payment was equal to (a) two times his annual salary, plus (b) his target bonus for the 2004 fiscal year, and (c) a gross-up for added taxes he will be obligated to pay resulting from the application of Section 280G of the Internal Revenue Code. Mr. Lowy is also entitled to receive continuation of certain health and welfare benefits for twenty-four months following his employment termination or, if earlier, until he obtains benefits from any subsequent employer. Mr. Lowy’s receipt of these benefits was conditioned upon his execution of a severance agreement and general release, which he executed in November 2004.

Jeffrey A. Quiram

In connection with the termination of Mr. Quiram’s employment with us that occurred in November 2004, we provided Mr. Quiram with the following benefits in return for his execution of a severance agreement and general release:

•	payments equal to $211,848 (less all applicable withholdings under law) payable in four installments during our fiscal year 2005; and

•	payment of our employer contribution for medical and dental insurance premiums for December 2004 and January 2005 should Mr. Quiram elect to continue insurance coverage through COBRA.

The severance agreement and general release also contains a non-solicitation covenant on the part of Mr. Quiram that will remain in effect until November 28, 2005.

COMPARATIVE STOCK PERFORMANCE

The table below compares the cumulative total shareowner return on our common stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P 500 Communications Equipment Index over the same period (assuming the investment on October 31, 1999 of $100 in our common stock, the S&P 500 Index and the S&P 500 Communications Equipment Index and reinvestment of all dividends).

Total Return

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG ADC TELECOMMUNICATIONS, INC., THE S&P 500 INDEX
AND THE S&P COMMUNICATIONS EQUIPMENT INDEX

Year	ADC	S&P 500 Index[1]	S&P 500 Communications Equipment Index[2]
1999	$100.00	$100.00	$100.00
2000	179.29	106.09	86.74
2001	38.17	79.67	23.00
2002	13.25	67.64	10.33
2003	21.56	81.70	16.48
2004	18.54	89.40	17.94

[1]	Total return calculations for the Standard & Poor’s 500 Index were performed by Standard & Poor’s.

[2]	Total return calculations for the Standard & Poor’s 500 Communications Equipment Index (consisting of ADC and 12 other telecommunications equipment manufacturers in our industry) were performed by Standard & Poor’s.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ADC with the United States Securities and Exchange Commission. Executive officers, directors and greater-than-10% shareowners are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. During fiscal 2004, John D. Wunsch, a director, had one late Form 4 filing and Patrick D. O’Brien, an executive officer, had two late Form 4 filings, each of which related to a single transaction. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us during fiscal 2004, all other Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were satisfied on a timely basis in fiscal 2004.

SHAREOWNER PROPOSAL REQUESTING THE BOARD TO REDEEM ADC’S
SHAREOWNER RIGHTS PLAN UNLESS THE PLAN IS APPROVED BY SHAREOWNERS

The American Federation of State, County and Municipal Employees Pension Plan, 1621 L Street N.W., Washington D.C. 20036, which owns 8,885 shares of the our common stock, proposes the adoption of the following resolution and has furnished the following statement in support of its proposal:

RESOLVED, that the shareholders of ADC Telecommunications, Inc. (”ADC“ or the ”Company“) request the Board of Directors (the ”Board“) to redeem the preference share purchase rights distributed on September 23, 1986, and as previously amended on August 16, 1989, November 28, 1995, October 6, 1999, November 15, 2000 and July 30, 2003, unless such distribution is approved by the affirmative vote of holders of a majority of shares present and voting, to be held as soon as may be practicable.

What follows are the statement of AFSCME in support of this proposal and then the statement of our Board of Directors in opposition to this proposal.

Supporting Statement from ASCME

According to the Company’s 2004 proxy statement, $100 invested in ADC common stock on October 28, 1998 would have been worth only $45.69 on October 28, 2003.

We believe this is an appropriate time for our Board to begin to eliminate management-entrenching corporate governance structures, particularly the Company’s poison pill. The Board created the current poison pill rights plan in September 1986 with the distribution of preference share purchase rights to shareholders.

While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of an unsolicited bid justifies the unilateral implementation of a poison pill. We do not believe that review by a committee of independent directors on or before July 30, 2006 is an adequate substitute for shareholder input on the desirability of maintaining the Company’s poison pill.

The effect of poison pills on the value of companies’ stock has been the subject of extensive research. A comprehensive 2001 study found that firms with the strongest shareholder rights significantly outperform companies with weaker shareholder rights and outperform the broader market. Researchers at Harvard and the University of Pennsylvania’s Wharton School evaluated 1,500 firms and found a significant positive relationship between greater shareholder rights, as measured by a governance index, and both firm valuation and performance from 1990 to 1999. The governance index took into account, among other things, whether a company had a poison pill. A 1992 study by Professor John Pound of Harvard University’s Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between better corporate performance and the absence of poison pills.

Rights plans like ours have become increasingly unpopular in recent years. In 2004, a majority of stockholders at 39 companies, including the Bank of New York, Sears, CSX and Electronic Data Systems, voted in favor of proposals asking management to redeem or obtain shareholder approval for poison pills.

Moreover, in 2004, some 40 companies, including Circuit City, First Energy, BB&T, and Raytheon, all took steps to eliminate or redeem their poison pills (source: Institutional Shareholder Services).

We urge shareholders to vote for this resolution!

Company Response to Shareowner Proposal from Board of Directors of ADC

Your Board of Directors recommends that ADC shareowners vote against this proposal. We believe that our shareowner rights plan remains in the best interests of ADC’s shareowners, because the plan will help maximize shareowner value when parties are interested in acquiring ADC. The proposal to recommend elimination of the shareowner rights plan would limit significantly the Board’s ability to protect ADC’s shareowners from abusive or unfair acquisition tactics.

The shareowner rights plan is intended to encourage parties who wish to acquire ADC to negotiate with the Board. The plan is a mechanism that gives your Board adequate time to consider, respond to and seek alternatives to unsolicited bids to acquire ADC. The plan is also designed to deter coercive or unfair acquisition techniques that would not treat all shareowners equally and to deter tactics where an acquirer could seek to attain control of ADC through a ”creeping“ stock accumulation program without paying shareowners a fair takeover premium.

There is strong empirical evidence suggesting that a shareowner rights plan better enables a board to bargain for higher takeover premiums, according to a 1997 study appearing in the Journal of Financial Economics cited in Salomon Smith Barney’s August 2002 report on ”Best Practices in Corporate Governance.“ A 1997 study prepared by Georgeson Shareowner Communications Inc. concluded that rights plans do not reduce the likelihood that a company will receive a takeover bid. That Georgeson study found that takeover premiums averaged approximately 8% higher for companies with rights plan protection than companies without rights plans. A study by professor Donald Margotta of Northeastern University’s business school found that the adoption of a rights plan has no negative effect on the stock price of a company.

The use of a shareowner rights plan by a board as a tool to help maximize shareowner value was illustrated in the recent attempted hostile takeover of PeopleSoft, Inc. by Oracle Corp. Oracle originally made a $5.1 billion takeover bid for PeopleSoft in 2003. PeopleSoft’s board rejected as inadequate this proposal and subsequent offers by Oracle to acquire PeopleSoft for higher prices. Oracle was unable to complete the takeover on the terms of its initiated proposals, in part because of PeopleSoft’s shareowner rights plan and its other takeover defenses. In December 2004, PeopleSoft announced that its board accepted a $10.3 billion buyout proposal by Oracle. Based on the available information regarding this matter, we believe that PeopleSoft’s shareowner rights plan and other takeover defenses played an important role in helping PeopleSoft’s board to obtain a significantly higher value for PeopleSoft’s shareowners.

In 2003, after careful and deliberate consideration, your Board adopted an amended and restated shareowner rights plan to replace the plan then in place. At that time, the Board reviewed with counsel and financial advisors the alternative defenses against unfair and coercive takeovers available to ADC and the vulnerability of ADC to such takeovers in the current environment. Based on this review, the Board concluded that it would be prudent to continue to have a shareowner rights plan. The Board also decided to appoint a separate committee composed of entirely independent directors to review and evaluate the rights plan at least once every three years (the ”TIDE committee“). The TIDE committee is required in each three-year period to review and evaluate the plan and determine whether or not maintenance of the rights plan is in the best interests of ADC and its shareowners. The TIDE committee findings from the periodic review will be submitted to the full Board. Because our full Board reviewed and updated the plan in 2003, the TIDE committee will meet no later than 2006 to further review and evaluate the plan.

Our shareowner rights plan is not designed to entrench management. Our Board is comprised entirely of independent directors (other than our President and Chief Executive Officer) and has a duty to ADC and its shareowners that prohibits the Board from placing the interests of management in retaining their employment above the best interests of the shareowners. It is also important to note that the shareowner rights plan does not prevent an acquisition of ADC that the Board determines to be in the shareowners’ best interests.

Although the proponent of the proposal asserts that plans similar to ADC’s shareowner rights plan have become increasingly unpopular, more than 2,000 companies, including a majority of the companies in the S&P 500, have adopted, and continue to have in place, shareowner rights plans to protect their shareowners against abusive acquisition tactics. In addition, our shareowners should be aware that the 2001 study by researchers at Harvard and the University of Pennsylvania’s Wharton School cited by the proponent was not focused exclusively on rights plans. Rights plans were only one of 24 distinct corporate governance provisions considered in the study.

In conclusion, your Board believes that our shareowner rights plan is a tool that the Board should have at the present time to protect ADC’s shareowners and to help maximize long-term shareowner value. Every three years a TIDE committee of independent directors of the Board will review the advisability of continuing to maintain the plan.

Your Board of Directors recommends that shareowners vote AGAINST the shareowner proposal. Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them against the proposal.

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote and the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock).

If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted against this proposal.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

While it is not required to do so, our Audit Committee is asking shareowners to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005, so we can ascertain the views of our shareowners on this appointment. In the event the shareowners fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ADC and its shareowners.

Ernst & Young LLP has audited ADC’s consolidated financial statements for the past three fiscal years. Representatives of Ernst & Young LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions after the meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to ADC by Ernst & Young LLP for professional services rendered for the fiscal years ended October 31, 2004, and October 31, 2003:

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit Fees	$1,853,500	$1,136,600
Audit-Related Fees	550,932	116,568
Tax Fees	285,439	120,082
All Other Fees	0	0
Total Fees	$2,689,871	$1,373,250

Audit Fees.    Consists of fees and expenses incurred for professional services rendered for the audit of ADC’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, regardless of when the fees and expenses were billed.

Audit-Related Fees.    Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of ADC’s consolidated financial statements and are not reported under ”Audit Fees.“ These services include employee benefit plan audits, accounting consolidations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees and expenses for professional services related to tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees.    Consists of fees and expenses for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
Registered Public Accounting Firm

All services provided by our independent registered public accounting firm, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized the Chairman of the Committee to approve services by Ernst & Young LLP in the event there is a need for such approval prior to the next full Audit Committee meeting. However, a full report of any such interim approvals must be given at the next Audit Committee meeting. Before granting any approval, the Audit Committee (or the committee Chairman, if applicable) must receive: (1) a detailed description of the proposed service; (2) a statement from management as to why they believe Ernst & Young LLP is best qualified to perform the service; and (3) an estimate of the fees to be incurred. Before granting any approval, the Audit Committee (or the committee Chairman, if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on Ernst & Young LLP’s independence. All fees in fiscal 2004 and fiscal 2003 were approved pursuant to our pre-approval policy.

The Audit Committee of the Board of Directors recommends that the shareowners vote FOR the ratification of the appointment of Ernst & Young LLP to serve as ADC’s independent registered public accounting firm for the fiscal year ending October 31, 2005. Unless otherwise directed, the persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the proposal.

The affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote and the Annual Meeting on this item of business is required for the approval of the proposal (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of our common stock).

If a shareowner abstains from voting on this proposal, then the shares held by that shareowner will be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this proposal, but will not be deemed to have been voted in favor of this proposal.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be ”soliciting material“ or ”filed“ or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls. The Audit Committee is composed of five non-employee directors, all of whom are independent under the applicable NASDAQ listing standards.

The Audit Committee acts under a written charter that was first adopted and approved by our Board of Directors on August 1, 2000. A copy of our amended and restated Audit Committee charter effective December 12, 2002, was attached to our 2003 proxy statement.

In connection with our consolidated financial statements for the fiscal year ended October 31, 2004, the Audit Committee has:

•	reviewed and discussed the audited financial statements contained in our Annual Report on Form 10-K with management and with representatives of Ernst & Young LLP, our independent registered public accounting firm;

•	discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees); and

•	received from our independent registered public accounting firm the disclosures regarding Ernst & Young LLP’s independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Ernst & Young LLP with representatives of such firm.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2004, and filed with the Securities and Exchange Commission.

Mickey P. Foret, Chairman
John A. Blanchard III
Lois M. Martin
Larry W. Wangberg
John D. Wunsch

Members
Audit Committee

SHAREOWNER PROPOSALS FOR THE NEXT ANNUAL MEETING

Shareowners wishing to present proposals to be considered for inclusion in ADC’s proxy statement for the 2006 Annual Shareowners’ Meeting are to deliver the proposals so they are received by us by no later than September 27, 2005, at ADC Telecommunications, Inc., Attn: Corporate Secretary, P.O. Box 1101, Minneapolis, MN 55440-1101. The proposals must be submitted in accordance with all applicable rules and regulations of the Securities and Exchange Commission.

ADC’s Bylaws provide that a shareowner may present a proposal at the 2006 Annual Meeting that is not included in the proxy statement if proper written notice is received by ADC’s Corporate Secretary at the principal executive offices of ADC by the close of business on September 27, 2005. The proposal must contain the specific information required by ADC’s bylaws. You may obtain a copy of the bylaws by writing to ADC’s Corporate Secretary.

OTHER MATTERS

We know of no other matters to come before the annual meeting. If other matters are brought properly before the annual meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote as they deem in the best interests of ADC.

BY ORDER OF THE BOARD OF DIRECTORS

JEFFREY D. PFLAUM
Vice President, General Counsel and Secretary

January 25, 2005

ADC TELECOMMUNICATIONS, INC.
NOTICE OF DELIVERY OF DOCUMENTS
TO EMPLOYEE-SHAREOWNERS VIA THE INTERNET

In connection with the ADC Telecommunications, Inc. 2005 Annual Meeting of Shareowners, ADC is required to provide you with the following documents:

•	ADC’s annual report to shareowners for its fiscal year ended October 31, 2004; and

•	ADC’s proxy statement for its 2005 Annual Meeting of Shareowners filed with the Securities and Exchange Commission.

ADC has chosen to provide these documents to you via an Internet web site, which you may access through your personal computer or at any of the employee computer kiosks set up around your worksite. To access the documents, go to http://www.adc.com/investor and click on the link entitled “2004 Annual Report and Proxy for the 2005 Annual Meeting.”

ADC will provide you with paper copies of any of these documents, without charge, upon your request. If you prefer to receive paper copies of one or more of the documents listed above, please contact:

ADC
Investor Relations
P.O. Box 1101
Minneapolis, MN 55440-1101
telephone: (952) 917-0991
e-mail: investor@adc.com

Providing these documents via the Internet is a fast and efficient way to distribute the documents. It also reduces significant costs of printing and distributing these documents through the mail.

ADC TELECOMMUNICATIONS, INC.
13625 TECHNOLOGY DRIVE
EDEN PRAIRIE, MINNESOTA 55344

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to it ADC Telecommunications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ADCTLC	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADC TELECOMMUNICATIONS, INC.

Vote on Directors

1.	The election of:
	four directors for terms expiring in 2008					To withhold authority to vote for certain of the director nominees, mark “For All Except” and list the nominees for which your vote is withheld on the line below.

	1) James C. Castle, Ph.D. 2) Mickey P. Foret 3) J. Kevin Gilligan 4) John D. Wunsch		For All ¡	Withhold All ¡	For All Except ¡

two directors for terms expiring in 2006

5) Lois M. Martin 6) John E. Rehfeld

one director for a term expiring in 2007

7) William R. Spivey

						For	Against	Abstain
Vote on Proposals

2.	Proposal by a shareowner requesting the Board to redeem ADC’s Shareowner Rights Plan unless the plan is approved by ADC’s shareowners.					¡	¡	¡

3.	Proposal to ratify the appointment of Ernst & Young LLP as ADC’s independent registered public accounting firm for ADC’s fiscal year ending October 31, 2005.					¡	¡	¡

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED ABOVE, FOR ITEM 3 AND AGAINST ITEM 2. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

For comments, please check this box and write them on the back where indicated.		¡

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

ADC TELECOMMUNICATIONS, INC.
13625 Technology Drive, Eden Prairie, Minnesota 55344

PROXY FOR ANNUAL MEETING OF SHAREOWNERS TO BE HELD MARCH 1, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Robert E. Switz and Jeffrey D. Pflaum as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of ADC Telecommunications, Inc. (“ADC”) held by the undersigned of record on January 12, 2005, at the annual meeting of the shareowners of ADC to be held at the Auditorium of the World Headquarters of ADC Telecommunications Inc., 13625 Technology Drive, Eden Prairie, Minnesota, on March 1, 2005 at 9:00 a.m. Central Standard Time, and at any and all adjournments thereof, and hereby revoke(s) all former proxies.

If the undersigned is a participant in the ADC Retirement Savings Plan, the undersigned hereby directs American Express Trust Company, as Trustee of the ADC Retirement Savings Plan, to vote at the annual meeting of the shareowners of ADC to be held on March 1, 2005 and at any and all adjournments thereof, the shares of common stock of ADC allocated to the account of the undersigned as specified on this card. For participants in the ADC Retirement Savings Plan, if this card is not received by the Trustee by February 25, 2005, or if it is received but the voting instructions are invalid, the stock with respect to which the undersigned could have instructed the Trustee will be voted in the same proportions as the shares for which the Trustee received valid participant voting instructions.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Sign on reverse side)